Exhibit 99.1
Aastrom Biosciences Reports Operating Results for the
Quarter and Six Months Ended December 31, 2010
Conference call scheduled today at 4:30 PM EST
Ann Arbor, Michigan, February 28, 2011 (4:00pm ET) —Aastrom Biosciences, Inc. (NASDAQ: ASTM), the leading developer of autologous cellular therapies for the treatment of severe cardiovascular diseases, today reported operating results for the quarter and six months ended December 31, 2010, reflecting the recent change in the company’s fiscal year end from June 30 to December 31. These results will be included in a new Form 10-K for this six month transition period, which the company plans to file in March.
“As a result of our recent financing and clinical progress, we ended 2010 in a strong position to advance our critical limb ischemia program into Phase 3 and complete our Phase 2 clinical program in dilated cardiomyopathy,” said Tim Mayleben, president and CEO of Aastrom Biosciences. “We have an ambitious agenda for the year ahead. We plan to report final results from the ongoing Phase 2 CLI study during the second quarter, launch the first of two Phase 3 studies in CLI mid-year, report interim data from the IMPACT-DCM study and complete the ongoing Phase 2 Catheter DCM trial in the third quarter and launch the next phase of clinical testing in DCM by the end of the year.”
Operating Results for the Quarter and Six Months Ended December 31, 2010
As of December 31, 2010, the company had a total of $31.2 million in cash and cash equivalents, compared to $14.7 million in cash and cash equivalents at December 31, 2009. The increase in cash is attributable to financings completed in January and December 2010.
Revenues for the quarter and six month period ended December 31, 2010 was $253,000, compared to $16,000 and $89,000 for the same periods in 2009. This increase relates to the receipt of the Qualified Therapeutic Discovery Tax Credit received in November.
Research and development expenses for the quarter and six month period ended December 31, 2010 was $4.4 million and $8.6 million, versus $3.3 million and $6.2 million for the same periods a year ago. The increase in R&D expenses for both periods was primarily attributable to Phase III preparation for our CLI indication.
General and administrative expenses for the quarter and six month period ended December 31, 2010 was $1.6 and $3.3 million, compared to $1.3 million and $2.3 million for the same periods a year ago. The increase in G&A expenses for both periods is primarily due to expenses associated with non-cash stock based compensation and consulting.

Other income (expense) for the quarter and six months ended December 31, 2010 was $(7.6) million and $(7.7) million respectively, compared to $0.3 million for both the quarter and six month periods a year ago. The expense in 2010 is predominantly due to the non-cash increase in fair value of outstanding warrants, including those issued in the December financing, driven by the increased fair market value of our common stock during these periods.
Net loss for the quarter and six months ended December 31, 2010 was $13.3 million, or $0.44 per share, and $19.3 million, or $0.66 per share, compared to a net loss of $4.3 million, or $0.20 per share, and $8.1 million, or $0.38 per share, for the same periods a year ago. The increase in net loss for these periods is primarily due to increased expense related to warrants. Loss per share comparisons were also impacted by the issuance of 10 million shares of common stock in December 2010 and 6.5 million shares of common stock issued in January 2010.
Aastrom Conference Call Information
Tim M. Mayleben, president and chief executive officer, Scott C. Durbin, chief financial officer, and Dr. Sharon Watling, Vice President of Clinical and Regulatory will host a conference call to review and discuss operating results for the quarter and fiscal year ended December 31, 2010 at 4:30 p.m. (ET) today, February 28, 2011. Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173, and reference Aastrom’s quarter and year-end conference call. The call will include a slide presentation and be available live in the Investors section of Aastrom’s website at http://www.aastrom.com/investor.cfm. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary (RealPlayer or Windows Media Player). A replay of the call will be available 7:30 p.m. (ET) on February 28, 2011 until 11:59 p.m. (ET) on March 13, 2011, by calling (800) 642-1687, or from outside the U.S. at (706) 645-9291. A podcast will be available after the live event at http://www.aastrom.com/events.cfm until 11:59 a.m. (ET) on May 10, 2011. The conference ID is 46976226.
Aastrom will also hold a Special Meeting of Shareholders on Monday, March 21, 2011 at 11:00 a.m. (ET) to approve an amendment to the company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock and an amendment to the company’s 2009 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance. Proxy materials and information about the meeting can be accessed at www.proxyvote.com.

About Aastrom Biosciences
Aastrom Biosciences is developing expanded autologous cellular therapies for use in the treatment of severe, chronic cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of mixed-cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.
Investor contact
Bill Berry
Berry& Company
212 253-8881
ir@aastrom.com
bberry@berrypr.com
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, intended product development, the performance and contribution of certain individuals and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
—Financial table follows—

AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2009	2010
ASSETS
Cash and cash equivalents	$14,739	$31,248
Other current assets	645	451
Property and equipment, net	1,240	1,128

Total assets	$16,624	$32,827

LIABILITIES AND SHAREHOLDERS’ EQUITY
Warrant liabilities	$268	$25,718
Other current liabilities	2,072	3,910
Long-term debt	194	41
Shareholders’ equity	14,090	3,158

Total liabilities and shareholders’ equity	$16,624	$32,827

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (Unaudited)

	Quarter ended		Six months ended
	December 31,		December 31,
	2009	2010	2009	2010

REVENUES	$16	$253	$89	$253

COSTS AND EXPENSES
Cost of product sales and rentals	2	2	34	2
Research and development	3,283	4,442	6,194	8,609
Selling, general and administrative	1,316	1,579	2,262	3,265

Total costs and expenses	4,601	6,023	8,490	11,876

LOSS FROM OPERATIONS	(4,585)	(5,770)	(8,401)	(11,623)

OTHER INCOME (EXPENSE)
(Increase) decrease in fair value of warrants	255	(7,591)	264	(7,690)
Other income, net	10	15	25	35

Total other income (expense)	265	(7,576)	289	(7,655)

NET LOSS	$(4,320)	$(13,346)	$(8,112)	$(19,278)

NET LOSS PER SHARE (Basic and Diluted)	$(0.20)	$(0.44)	$(0.38)	$(0.66)

Weighted average number of common shares outstanding (Basic and Diluted)	21,713	30,117	21,196	29,185

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